                                            Registration Statement No. 33-
________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-3

                        PRE-EFFECTIVE AMENDMENT NO. 1 TO

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                         FORTUNE PETROLEUM CORPORATION
             (Exact Name of Registrant as specified in its charter)

         DELAWARE                                      95-4114732
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
 incorporation or organization)

                                          Tyrone J. Fairbanks
                                          Fortune Petroleum Corporation
30101 Agoura Court, Suite 110             30101 Agoura Court, Suite 110
Agoura Hills, California 91301            Agoura Hills, California 91301
(818) 991-0526                            (818) 991-0526
(Address, including zip code, and         (Name, address including zip code,
telephone number, including area          and telephone number, including
code, of registrant's principal           area code of agent for service)
executive offices)


                                   COPIES TO:

  Bruce L. Ashton, Esq.                   Dean W. Drulias, Esq.
  Reish & Luftman                         Burris, Drulias & Gartenberg
  11755 Wilshire Blvd., 10th Floor        11755 Wilshire Blvd., Suite 1230
  Los Angeles, California 90025           Los Angeles, California 90025

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE


Title of Each Class          Amount          Proposed Maximum    Proposed Maximum
Amount of Securities          to be           Offering Price    Aggregate Offering      Registration
  to be Registered          Registered         Per Share(1)           Price                 Fee
----------------------------------------------------------------------------------------------------
Common Stock                5,511,195           $3.75(2)           $20,666,981             $7,127
$.01 par value              shares (2)
----------------------------------------------------------------------------------------------------



(1) Estimated solely for the purpose of calculating the amount of the registration fee. $1,704 paid with initial filing.


(2) Pursuant to Rule 457(c) of the General Rules and Regulations under the Securities Act of 1933 as amended, the proposed maximum offering price per share is based upon the average of the high and low price quoted on the American Stock Exchange as of September 26, 1995.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.


   This Registration Statement is comprised of 24 pages.  The Exhibit Index appears on Page 17.

CROSS REFERENCE SHEET



ITEM IN FORM S-3                                                                                LOCATION IN PROSPECTUS
----------------                                                                                ----------------------
ITEM  1.         Forepart of the Registration Statement and Outside
                 Front Cover Page of Prospectus   . . . . . . . . . . . . . . . . . . . . . .   Cover Page, Cross-Reference Sheet,
                                                                                                Outside Front Cover of Prospectus

ITEM  2.         Inside Front and Outside Back Cover Pages of Prospectus  . . . . . . . . . .   Inside Front and Outside Back Cover
                                                                                                Pages of Prospectus

ITEM  3.         Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges   .   Prospectus Summary, Cover Page,
                                                                                                Risk Factors, Selected Financial
                                                                                                Data

ITEM  4.         Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   Use of Proceeds

ITEM  5.         Determination of Offering Price  . . . . . . . . . . . . . . . . . . . . . .   Not Applicable

ITEM  6.         Dilution. . . . . . . . . . . .  . . . . . . . . . . . . . . . . . . . . . .   Not Applicable

ITEM  7.         Selling Security Holders   . . . . . . . . . . . . . . . . . . . . . . . . .   Plan of Distribution

ITEM  8.         Plan of Distribution   . . . . . . . . . . . . . . . . . . . . . . . . . . .   Plan of Distribution

ITEM  9.         Description of Securities to be Registered   . . . . . . . . . . . . . . . .   Incorporation of Information by
                                                                                                Reference

ITEM 10.         Interests of Named Experts and Counsel   . . . . . . . . . . . . . . . . . .   Experts

ITEM 11.         Material Changes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   The Company, Recent Developments,
                                                                                                Business and Properties

ITEM 12.         Incorporation of Certain Information by Reference  . . . . . . . . . . . . .   Incorporation of Information by
                                                                                                Reference

ITEM 13.         Disclosure of Commission Position on Indemnification
                 for Securities Act Liabilities   . . . . . . . . . . . . . . . . . . . . . .   Plan of Distribution





                                      (ii)

                             5,511,195 SHARES


                         FORTUNE PETROLEUM CORPORATION
                                  COMMON STOCK
                                ($.01 PAR VALUE)

                             ----------------------

     The shares of the Common Stock, $.01 par value (the "Common Stock") covered by this prospectus may be offered from time to time by certain shareholders (the "Selling Shareholders") of Fortune Petroleum Corporation ("Fortune" or the "Company"). The Company will not receive any proceeds from the sale of shares by the Selling Shareholders.


     The Selling Shareholders include persons or entities who received shares of common stock in connection with the acquisition of assets, as compensation for services rendered to the Company and in various other transactions. Included in this group are persons and entities which may be considered principal shareholders of the Company. The Selling Shareholders also include outside directors of the Company who received shares in lieu of cash in payment of director fees. This Prospectus covers a total of 10,836 such shares. See "Plan of Distribution."



     The expenses incurred in registering the Shares, including legal and accounting fees, will be paid by the Company. To the knowledge of the Company, the Selling Shareholders have made no arrangement with any brokerage firm for the sale of the Shares. The Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"). Any commissions received by a broker or dealer in connection with resales of the Shares may be deemed to be underwriting commissions or discounts under the Act. The Common Stock is listed on the American Stock Exchange. On December 29, 1995, the closing price of the Common Stock on such Exchange was $4.88.


     The shares of Common Stock have not been registered for sale under the securities laws of any state or other jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Common Stock should confirm the registration of the Common Stock under the securities laws of states in which such transactions occur or the existence of an exemption from such registration, or should cause such registration to occur in connection with any offer or sale of the Common Stock.

     Investment in the Common Stock entails certain risks.  See "Risk Factors".

                             ----------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION
            PASSED UPON ACCURACY OR THE ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


------------------------------------------------------------------------------------------------
                             Price to Public    Underwriting Discount    Proceeds to Company (1)
                             ---------------    ---------------------    -------------------
Per Share ...............        $  N/A                N/A                     $  N/A
Total ...................        $  N/A                N/A                     $  N/A
------------------------------------------------------------------------------------------------


(1) None. All proceeds will be received by the Selling Shareholders, who will bear all commissions payable to brokers or dealers in connection with the sale of shares. The Company will bear all costs of the offering estimated at $19,000.

                             ----------------------

                 The date of this Prospectus is _________, 1996

                             ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission, at Room 1024, Judiciary Plaza Building, 450 Fifth Street, N.W. Washington, D.C. 20549, and the Regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048, and Kluczynski Federal Building, 230 South Dearborn Street, Room 3190, Chicago, Illinois 60604. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1025, Judiciary Plaza Building, 450 Fifth St., N.W. Washington, D.C. 20549. In addition, reports and other information concerning the Company can be inspected at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006-1881, on which the Common Stock is listed.

    The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the Common Stock offered hereby. This Prospectus, filed as part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and to the exhibits and schedules thereto, which may be inspected at the Commission's offices without charge or copies of which may be obtained from the Commission upon payment of the prescribed fees. Statements made in the Prospectus as to the contents of any contract, agreement or document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, and each such statement is qualified in its entirety by such reference.

                   INCORPORATION OF INFORMATION BY REFERENCE


     There is hereby incorporated by reference in this Prospectus and made a part hereof (1) the Company's Annual Report on Form 10-KSB for the year ended December 31, 1994, (2) Quarterly Reports on Form 10-QSB for the periods ending March 31, June 30, 1995, and September 30, 1995, and (3) Current Reports on Form 8-K filed on January 10, 1995, February 13, 1995, August 3, 1995, December 26, 1995 and January 5, 1996.


     There is also hereby incorporated by reference in this Prospectus and made a part hereof the Company's Registration Statement on Form 8-A filed on September 13, 1993, which describes the Common Stock.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or to be incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies, supersedes or replaces such statement. Any statements modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

     No person is authorized to give any information or make any representations other than those contained in the Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered shares to which it relates or an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                                  THE COMPANY


    Fortune is an independent public oil and natural gas company whose primary focus is on exploration for and development of domestic oil and natural gas properties. During 1995, the Company acquired an interest in 18 exploration projects (the "Zydeco Projects") which will enable it to participate in exploration for oil and natural gas in the shallow Gulf Coast waters of Louisiana in a strategic partnership with Zydeco Exploration, Inc. referred to as the Zydeco 3D Venture. At the date of this Prospectus, the Zydeco Projects are at various stages of preparation for drilling. Leases have been acquired on all of the Zydeco Projects. While management believes that the Zydeco 3D Venture has the potential to add materially to the Company's reserves and, ultimately, its revenues, no assurance can be given that the drilling of exploratory wells on any of the Zydeco Projects will occur or will result in the discovery of commercial quantities of oil or natural gas, or that the Company will be able to successfully explore for oil and gas reserves or ever produce such reserves.


    The Zydeco 3D Venture utilizes advanced three dimensional (3D) seismic and computer-aided exploration ("CAEX") technology in its exploration efforts. Zydeco has blended existing 3D seismic and CAEX technology, production data and characteristics of wells in a particular geographic area and advanced interpretation techniques (as well as traditional two-dimensional (2D) seismic), to identify the initial Zydeco Projects. The Company believes that the use of 3D seismic and CAEX technology provides more accurate and comprehensive geological data for evaluation of drilling prospects than 2D and traditional evaluation methods. Similarly, the Company believes that the techniques used by Zydeco in combining existing 3D seismic and CAEX technology will provide the Zydeco 3D Venture and Fortune with a competitive advantage by increasing the likelihood of finding commercial quantities of oil and gas and achieving lower average reserve finding costs. See "Risk Factors."


    On December 11, 1995, the Company also purchased an interest in a producing oil and gas property located in the Gulf of Mexico offshore Louisiana for cash. The property, known as the South Timbalier Block 76, includes a producing well, drilling and production platform and transmission line. The well on the Timbalier Block has been on production since 1990 and is currently producing approximately 16,000 Mcf of natural gas per day plus 1,150 Bbls of oil per day. To date, the well has produced approximately 30 Bcf of natural gas and 2 million Bbls of high gravity oil. Consolidated Natural Gas is the operator of the property and owns a 50% working interest in the block; Oryx Energy Company owns the remaining 33-1/3% working interest in the block.



    The well was originally drilled based upon a 2-D seismic survey. Through the application of advanced 3-D seismic and CAEX technology, management of Fortune believes the Timbalier Block has additional exploration and development potential.



    The Company's principal executive offices are currently located at 30101 Agoura Court, Suite 110, Agoura Hills, California 91301 and its telephone number at that address is (818) 991-0526.


BUSINESS STRATEGY


    The Company has sought to add reserves in the most cost efficient and effective manner. The Company previously focused its efforts on the acquisition of producing properties in an effort to take advantage of what it believed to be competitive prices for proved reserves with development potential in relation to the cost of reserves discovered through exploration activities. See " -- Acquisition Activity." In mid-1994, the Company made a strategic decision to shift its emphasis away from the acquisition of producing properties to exploration for oil and natural gas reserves. This decision was prompted by increasing price competition for attractive producing properties (caused by larger and better capitalized companies moving into the acquisition market) and a general tightening in available financing for acquisitions.



    The Company's decision to shift its emphasis to exploration was further influenced by several factors which Fortune believes create new opportunities for exploration. These factors include increased availability of 3D seismic and CAEX technology at competitive prices and the reallocation of exploration budgets by major oil companies from domestic activity to international exploration. This move by the major oil companies resulted in increased access to geological and geophysical information relating to potential prospects, new opportunities to enter into farmout agreements with respect to prospects held by the major oil companies and less demand and price competition for domestic acreage. To help facilitate its exploration strategy and focus its efforts, the Company is intends to begin efforts to sell all of its California producing properties and prospects and retiring the debt secured by such properties from the proceeds of such sale. Fortune has not taken any significant actions with respect to disposing of such properties. The Company will be relocating its headquarters to the greater Houston, Texas area in early 1996.


    The Company would expect to continue to review acquisition opportunities which may be presented to it and to conclude acquisitions which further its business objectives. Of course, no assurance can be given that any such opportunities will present themselves or that the Company will be able to conclude any transactions if they arise.

The Company is not now in discussions with any other party regarding and has no arrangements or agreements respecting any potential acquisition.


                                  RISK FACTORS

    Investors should consider the following risk factors, among others, in connection with an investment in the Common Stock:

RISKS ASSOCIATED WITH THE COMPANY


    Recent Change in Business Strategy. Fortune has recently changed its business strategy from the acquisition of producing oil and gas properties with anticipated development potential to a strategy which primarily stresses exploratory drilling for oil and natural gas. Such a change means that the Company will no longer be assured of acquiring producing oil and gas wells when it expends funds for the acquisition of an interest in property. It also means that when the Company expends funds to drill a well, the risk that the Company will drill a dry hole and thus be unsuccessful in finding any oil and gas is substantially increased. In such event, the Company would receive no return on its investment. Were such a strategy to be pursued long enough, without success, it could require the Company ultimately to suspend operations.



    Working Capital Deficiency. At December 31, 1994, the Company had a working capital deficit of $4,576,000. The working capital needs of the Company have increased since its inception. To date, the Company has satisfied substantially all of its working capital needs through oil and gas revenues, the public and private sale of common stock and debentures, the Credit Facility and other borrowings. On June 30, 1995, the Company completed a public offering of 4,600,000 shares of Common Stock (including the underwriters' overallotment option), the net proceeds of which were used to pay down debt, including reductions in the principal balance of the Company's credit facility with Bank One, Texas and invest in the Zydeco 3D Venture. However, the Company does not currently have sufficient capital or cash flow to meet all of its projected capital needs under the Zydeco 3D Venture or other projects. Substantially all of the Company's producing oil and gas properties are pledged to secure the Credit Facility. At November 1, 1995, the total amount owed in the Credit Facility was $3,400,000, and the Company does not have any additional borrowing capacity under the Credit Facility at the date hereof.



    Need for Additional Financing. The Company has incurred net losses for the years ended December 31, 1992, 1993 and 1994, and the first three quarters of 1995, and may continue to do so in the future. No assurance can be given that the Company will be able to meet its working capital needs out of its cash flow from operations. There can be no assurance that Fortune can attain a sufficient level of revenues to fund such requirements or that unbudgeted costs will not be incurred. Future events, including the problems, delays, expenses and difficulties frequently encountered by similarly situated companies, as well as changes in economic, regulatory and competitive conditions, may lead to cost increases that could make cash flow from operations insufficient to fund the Company's capital requirements for the next 12 months. The Company may require additional outside financing for the foreseeable future to fund capital expenditures deemed desirable by management. No assurance can be given that any such financing will be available on terms acceptable to the Company, if at all. Additional financings may result in dilution for then current stockholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



    Net Losses Incurred by Company. During its last three fiscal years and the first three quarters of 1995, the Company has incurred net losses. The losses equalled $198,000, $3,654,000 and $2,943,000 for the years ended December 31, 1992, 1993 and 1994, respectively. The net loss through the first nine months of 1995 totalled $1,614,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



    Viability as a Going Concern. The Company's viability as a going concern is dependent upon either restructuring its debt, completion of additional offerings of equity or drilling and completing one or more wells which produce significant revenues. No assurance can be given that any of these events will occur. The opinion of the Company's auditors on the Company's 1994 financial statements states that the financial statements have been prepared assuming that the Company will continue as a going concern and that the recurring losses suffered by the Company and its net working capital deficiency raise substantial doubt about its ability to continue as a going concern.


    Need to Replace Reserves. Producing oil and gas reservoirs are, in general, characterized by declining production rates. This decline rate depends on reservoir characteristics, and varies from the steep decline rate characteristic of the prolific reservoirs in the Gulf of Mexico to the relatively slow decline rate characteristic of the long-lived (but less prolific) fields on the Company's California properties. The Company's future oil and natural gas reserves and production, and thus cash flow and income, are highly dependent on the Company's ability in finding or acquiring additional reserves. During the three years ended December 31, 1994, the Company replaced 95.16% of reserves depleted through production. Without adding new reserves in the future, the Company's oil and gas reserves and production will decline over the long term. There can be no assurance that the Company will be able to find and develop or acquire additional reserves. See "Business and Properties -- Oil and Gas Operations -- Oil and Gas Reserves."



    Need to Acquire Additional Leases or Seismic Data on Zydeco Projects. Only five of the 18 Zydeco Projects can be considered to be prospects, which means that they are in a near-drillable status with substantially all seismic work completed and all leases needed to drill a well have been acquired. On all of the remaining projects, leases have been taken however, it will be necessary to acquire either additional leases or seismic data in order to consider conducting drilling operations. No assurance can be given that the necessary leases or seismic data will be acquired. If such additional leases or seismic data are not acquired on a particular project, it is likely that Zydeco and Fortune will lose the funds expended on the project unless some other party desires to drill a well and include the Zydeco Venture leases in its operations.



    Limited Short-term Impact of Zydeco 3D Venture. It is anticipated that wells may be drilled on one or two of the Zydeco projects in early 1996, though no assurance can be given that any wells will be drilled. Even if such wells are drilled and are successful, it is extremely unlikely that Fortune would receive any revenues from wells drilled on any of these projects until mid-1996. Therefore, investors should be aware that the Zydeco 3D Venture did not have any impact on the Company's revenues or cash flow during 1995, if at all; and any impact during 1996 will be limited to the second half of the year. No assurance can be given that Fortune will ever receive any revenues from any of the Zydeco projects.



    Intention to Farmout Properties. As described under "Business and Properties -- Zydeco 3D Venture," the Company generally does not intend to retain a full 50% working interest in any of the Zydeco Projects until it has adequate capital to place at risk. Further, Fortune may not be the operator of any of such projects and will thus be dependent on other oil and gas companies to conduct operations in a prudent and competent manner. In such a situation, Fortune will have little or no control over the way in which operations are conducted. If the entity selected to act as operator proves incompetent. Fortune could be forced to incur additional costs to conduct remedial procedures and could lose its investment in a property altogether.



    Properties Pledged to Secure Debt. Substantially all of the Company's properties (other than its interest in the 18 Zydeco Projects and the recently acquired interest in the Timbalier Block) are pledged to secure the Credit Facility. A failure to pay the principal or interest or breaches of financial covenants under the Credit Facility could cause the Company to lose all or part of its interest in its principal producing properties currently pledged to secure the Credit Facility. The entire principal balance of the Credit Facility is due July 1, 1996, and the Company does not currently have the financial resources necessary to repay the Credit Facility in full at that time without selling certain assets. While management intends to seek a modification or waiver of this covenant as well as an extension of the payment date for the principal balance of the Credit Facility, no assurance can be given that Fortune will be able to obtain any relief from Bank One. It is, therefore, possible that substantially all of Fortune's productive properties could be seized by the Bank through a foreclosure. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," and Notes 3 and 5 of Notes to Financial Statements.



    Financial Impairments. The Company uses the successful efforts method of accounting. Due to depressed gas prices at the end of 1994, the Company was required to take an impairment of approximately $1.0 million against its oil and gas assets as a charge against earnings. Similarly, the Company took a $2.7 million impairment at the end of 1993 due to depressed oil prices. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Years Ended December 31, 1994 and 1993." In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 121 is effective for fiscal years beginning after December 15, 1995. The Company plans to adopt SFAS 121 on January 1, 1996. The Company is in the process of analyzing the impact of SFAS 121 on its financial statements but has not determined its impact at the date hereof. However, it is expected that adoption of SFAS 121 will result in an additional impairment.



    Dependence on Key Officer. The Company depends to a large extent on the abilities and continued participation of its key employee, Tyrone J. Fairbanks, President, Chief Executive and Chief Financial Officer. The loss of Mr. Fairbanks could have a material adverse effect on the Company. In an effort to reduce the risk, the Company has entered into an employment agreement with Mr. Fairbanks which expires December 31, 1997. See "Management." The Company carries $500,000 of key man life insurance on the life of Mr. Fairbanks.


RISKS ASSOCIATED WITH OIL AND GAS INDUSTRY

    Risks Related to Current Oil and Gas Markets. There is substantial uncertainty as to the prices at which oil and gas produced by the Company may be sold, and it is possible that if product prices decline to a low enough level, the cost of operating some or all of the Company's properties may not be economical. The availability of a ready market for oil and gas and the prices obtained for such oil and gas depend upon numerous factors beyond the control of the Company, including competition from other oil and gas suppliers, and national and international economic and political developments. The price for oil of equal gravity in California is generally lower than in the mid-continent. Substantially all of the Company's oil reserves are in California. See "Business and Properties -- Oil and Gas Operations." The Company is not subject to any natural gas price controls.



    Uncertainty of Estimates of Proved Reserves and Future Net Revenues. There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the producer. The reserve data set forth in this Prospectus represent only estimates. Estimating quantities of proved reserves is inherently imprecise. Such estimates are based upon certain assumptions about future production levels, future natural gas and crude oil prices and future operating costs made using currently available geologic engineering and economic data, some or all of which may prove to be incorrect over time. As a result of changes in these assumptions that may occur in the future, and based upon further production history, results of future exploration and development, future gas and oil prices and other factors, the quantity of proved reserves may be subject to upward or downward adjustment. In addition, the estimates of future net revenues from proved reserves of the Company and the present value thereof are based on certain assumptions about future production levels, prices, and costs that may not prove to be correct over time. The rate of production from oil and gas properties declines as reserves are depleted. Except to the extent the Company acquires additional properties containing proved reserves, conducts successful exploration and development activities or, through engineering studies, identifies additional behind-pipe zones or secondary recovery reserves, the proved reserves of the Company will decline as reserves are produced. Future oil and gas production is, therefore, highly dependent upon the Company's level of success in acquiring or finding additional reserves. See "Business and Properties -- Oil and Gas Operations -- Oil and Gas Reserves."



    Volatility of Oil and Gas Prices. Oil and gas prices have been and may be expected to continue to be quite volatile. This volatility depends on numerous factors, including steps taken by OPEC, tensions in the Middle East and weather conditions. The average gas prices received by the Company were $2.39, $2.28, $2.17 and $1.50 per Mcf in 1992, 1993 and 1994 and for the nine months ended September 30, 1995, respectively. The average oil prices received by the Company were $17.57, $14.10, $12.88 and $14.69 per Bbl in 1992, 1993 and 1994
and for the nine months ended September 30, 1995, respectively. At December 22, 1995, the Company was receiving an average of $2.05 per Mcf for its gas production and $15.45 per Bbl for its oil production.


    Drilling Risks. Drilling for oil and natural gas involves numerous risks, including the risk that no commercially productive hydrocarbon reservoirs will be encountered. The cost of drilling, completing and operating wells is often uncertain and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions, equipment failures or accidents and adverse weather conditions. The Company's future drilling activities may not be successful and if unsuccessful, such failure will have an adverse effect on the Company's future results of operations and financial condition.

    Operating Hazards. The Company's operations are subject to all of the risks normally incident to the operation and development of oil and gas properties and the drilling of oil and gas wells, including encountering unexpected formations or pressures, blowouts, cratering and fires, which could result in damage or injury to, or destruction of, formations, producing facilities or other property or could result in personal injuries, loss of life or pollution of the environment. Any such event could result in substantial loss to the Company which could have a material adverse effect on the Company's financial condition. Operations on its California properties are also subject to the risk of direct or incidental damage caused by earthquakes. In addition, because of the Company's strategy of acquiring interests in underdeveloped oil and gas fields that have been operated by others for many years, the Company may be liable for any damage or pollution caused by any prior operations on such oil and gas fields. Although such operational risks and hazards may to some extent be minimized, no combination of experience, knowledge and scientific evaluation can eliminate the risk of investment or assure a profit to any company engaged in oil and gas operations.

    Uninsured Risks. Under the terms of operating agreements entered into with the operator of wells in which the Company has an interest, it is anticipated that the operators will carry insurance against certain risks of oil and gas operations. The Company would normally be required to pay its proportionate share of the premiums for such insurance and be named as an additional insured under the policy. However, the Company may not be fully insured against all risks, either because such insurance is not available or because of premium costs.

    Weather Hazards. Weather conditions, including severe rains and winter conditions, have adversely impacted the Company's oil and gas operations. Heavy rains during the winter of 1995 washed out a road to the Company's

Hopper Canyon, California property, which required the producing wells on the property to be shut in. Severe winter conditions on the San Juan Basin, New Mexico property caused a curtailment of operations, including attempts to complete wells which have been drilled. The inability to produce existing wells and to complete wells which may yield commercial quantities of oil or gas has an adverse impact on the Company's cash flow and financial condition. Further, weather conditions in the future, including hurricanes in the Gulf of Mexico, could interrupt or prevent exploration drilling activities on the Zydeco Projects and, if such projects prove to be productive of oil and natural gas, could interrupt production activities by damaging surface facilities needed to produce the wells.


    Environmental Hazards. Oil and gas operations present risks of environmental contamination from drilling operations and leakage from oil field storage or transportation facilities. The Company has never experienced a significant environmental mishap, but spills of oil could occur which could create material liability to the Company for clean-up expenses. Environmental contamination has occurred on the San Juan Basin, New Mexico property prior to the Company's acquisition of its interest but has been cleaned up at no cost to the Company. Although there can be no assurance of any third party recovery in the event of a material liability, the Company generally seeks an indemnity from the Seller against claims for environmental hazards on properties acquired through its acquisition program. In addition, the Company carries $2,000,000 of primary environmental insurance per occurrence with a $2,500 deductible plus umbrella liability coverage for an additional $4,000,000 per occurrence with a $10,000 deductible to cover potential liability. See "Business and Properties -- Governmental Regulation."



    Competition. The oil and gas exploration, production and acquisition business is highly competitive. A large number of companies and individuals engage in acquiring properties or drilling for oil and gas, and there is a high degree of competition for desirable oil and gas properties. There is also competition between the oil and gas industries and other industries in supplying the energy and fuel requirements of industrial, commercial, residential and other consumers. Many of the Company's competitors have greater financial and other resources than does the Company, and no assurance can be given that the Company will be able to compete successfully in acquiring desirable properties. See "Business and Properties -- Competition."



    Government Regulation. The Company's business is regulated by certain federal, state and local laws and regulations relating to the development, production, marketing and transmission of oil and gas, as well as environmental and safety matters. There is no assurance that laws and regulations enacted in the future will not adversely affect the Company's exploration for, or the production and marketing of, oil and gas. From time to time, proposals are introduced in Congress or by the Administration which could affect the Company's oil and gas operations. See "Business and Properties -- Governmental Regulation."


RISKS ASSOCIATED WITH INVESTMENT IN THE COMMON STOCK


    No Proceeds. Fortune will not receive any proceeds from this offering. Nevertheless, the Company will be required to pay all expenses of the offering estimated to be $19,000.


    Market Price Volatility. The market price of the Common Stock and the Company's warrants may be subject to significant fluctuations in response to drilling results in the Zydeco 3D Venture, the San Juan Basin or other properties owned by the Company and the financial results of operations. Developments affecting the oil and gas industry generally, including national and international economic conditions and government regulation, could also have a significant impact on the market price of the Common Stock and warrants. In addition, the stock market in recent years has experienced significant price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies, and the price of the Common Stock and warrants could be affected by such fluctuations.

    Securities Market Factors. The markets for equity securities have been volatile and the price of the Company's Common Stock has in the past been, and could in the future be, subject to wide fluctuations in response to quarter to quarter variations in operating results, news announcements, trading volume, general market trends and other factors. There can be no assurance that the Common Stock sold in this offering will trade in the future at market prices in excess of the public offering price of this offering.


    Absence of Dividends. The Company has not paid dividends since its inception, and it does not anticipate paying dividends on its Common Stock in the foreseeable future. Under the Credit Facility, the Company may not pay dividends on its capital stock without the prior written consent of the bank. In addition, the indenture under which the Company's outstanding debentures were issued restricts the payment of dividends. See "Dividend Policy," "Management's Discussion and Analysis of Financial condition and Results of Operations" and "Description of Securities -- Common Stock."



    Shares Eligible for Future Sale. Sales of substantial amounts of the Common Stock in the public market could adversely affect the market price of the Company's Common Stock. At December 21, 1995, the

Company had outstanding options and warrants to purchase an aggregate of 5,476,040 shares of Common Stock which are currently exercisable and 431,250 shares of Common Stock issuable upon conversion of the Company's outstanding Debentures. At December 21, 1995, there were 11,058,761 shares of Common Stock outstanding, of which 8,671,530 shares are freely tradeable and 2,387,231 shares are restricted from sale by lockup agreement or under Rule 144 adopted by the Commission under the Act. In connection with the Company's recently concluded offering of Common Stock, all of the Company's directors and certain principal stockholders of the Company entered into "lockup" agreements with the Representatives of the Underwriters not to dispose of any shares of Common Stock held by them until July 31, 1996, without the prior consent of the Representatives. No notice will be given to the stockholders or the market if the Representatives grant such consent. At the conclusion of such "lockup" period, approximately 1,388,000 currently outstanding shares of Common Stock will become eligible for sale subject to Commission Rule 144.



    In connection with the Company's acquisition of its interest in the Zydeco 3D Venture, Fortune issued 1,200,000 shares of Common Stock and 1,200,000 five year stock purchase warrants exercisable at $4.75 per share. Pursuant to court order, Fortune has placed in escrow 400,000 shares of Common Stock and 400,000 warrants due to the stockholders of LEX until a dispute which has arisen among them is resolved. See "Business and Properties -- Legal Proceedings." Even if such dispute is resolved, 400,000 shares and warrants will remain in escrow pending the satisfaction of certain conditions. See "Business and Properties - Zydeco 3D Venture." Financing of subsequent contributions to the Zydeco 3D Venture and funding of the Company's share of drilling costs on the Zydeco Projects could require the issuance of additional securities.



    Anti-Takeover Provisions. Section 203 of the Delaware General Corporation Law could have the effect of delaying, deferring or preventing a change of control of the Company. Section 203 prevents an "interested stockholder" (generally, any person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) for three years following the date such person became an interested stockholder unless certain exceptions are met. In addition, the Company has a substantial amount of authorized but unissued Common Stock and preferred stock. The Commission has indicated that the use of authorized but unissued shares of voting stock, including both common stock and preferred stock the terms of which may be established by the board of directors, could have an anti-takeover effect. See "Description of Securities -- Certain Anti-Takeover Provisions."


                                USE OF PROCEEDS


    The shares which are the subject of this Prospectus may be offered and sold from time to time by the Selling Shareholders, and the Company will not receive any of the proceeds of such sales. The Company agreed to bear all expenses of registering such shares, including legal, accounting and printing costs estimated at $19,000.


                              PLAN OF DISTRIBUTION

    Selling shareholders may offer and sell shares pursuant to this Prospectus from time to time on the American Stock Exchange or through individually negotiated transactions or in other ways. The Company is not aware of any agreements which may have been entered into by any Selling Shareholder with brokers, dealers or third parties for the offer or sale of any shares. Except as noted below, the Company will not be a party to any such agreements nor will it participate in the negotiation or consummation of any such agreements or the offer and sale of any of the shares covered by this Prospectus.


    Affiliates who hold shares covered by this Prospectus include The Belgravia Fund (London), Ltd., BSR Investments, Ltd. and Klein Ventures, Inc., principal shareholders, and Charles A. Champion, Dean W. Drulias, Graham S. Folsom, William T. Walker, Jr., Barry Feiner, Gary Gelman, Charif Souki and William D. Forster, all of whom are directors of the Company.


    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

         The table below sets forth data on the number of shares (including shares issuable upon exercise of options, warrants or convertible securities) held by each of the Selling Shareholders as of December 21, 1995:



                                                            SECURITIES        SECURITIES          PERCENTAGE
                                                           OWNED BEFORE           IN               OF CLASS
NAME                              POSITION                   OFFERING          OFFERING             OWNED
----                              --------                   --------          --------           ---------
William D. Forster                Director                 1,097,023(3)(4)      1,030,000           9.4%
BSR Investments, Ltd.             Principal                1,030,000(4)         1,030,000           8.9%
                                   Shareholder
Klein Ventures, Inc.              Principal                  710,803              197,500           6.3%
                                   Shareholder
Estate of Jack Farber             Shareholder                445,867              141,667           4.1%
Dickinson & Co.                   Former underwriter(5)      361,524              361,524           3.3%
Ostis Ventures, Ltd.              Shareholder                200,000              100,000           1.9%
H.J. Meyers & Co. Inc.            Former underwriter(5)      194,668              194,668           1.8%
William T. Walker, Jr.            Director                   152,992                2,357           1.4%
Donald L. Walker                  Shareholder                150,000              150,000           1.4%
The Alana Group                   Shareholder                140,000               70,000           1.3%
Everett G. Titus                  Warrantholder              117,500(6)           117,500           1.1%
Rolf W. Wagner                    Warrantholder              117,500(7)           117,500           1.1%
John L. Collins                   Officer                    100,000               25,000           (1)
Charles A. Champion               Chairman of the Board       64,416                1,255           (1)
                                   and Director
Gail Forster                      Shareholder                 66,666               33,333           (1)
John McConnaughy                  Shareholder                 66,666               33,333           (1)
Graham S. Folsom                  Director                    58,384                2,357           (1)
Laroco, LLP                       Warrantholder               50,000               50,000           (1)
Dean W. Drulias                   Director                    49,520                2,357           (1)
Dan E. Pasquini                   Warrantholder               45,000               45,000           (1)
Peter Dixon Trust                 Shareholder                 33,334               16,667           (1)
Palmer Dixon Trust                Shareholder                 33,334               16,667           (1)
Ten Square Research               Warrantholder               20,000               20,000           (1)
Gary Gelman                       Director                    19,112                1,255           (1)
Barry Feiner                      Director                    13,612                1,255           (1)



---------------
(1)  Less than 1%.


(2)  Includes 500,000 shares issuable upon exercise of stock purchase warrants.



(3) Forster and BSR are the record holders of these shares. Ensign Financial Group Limited claims a one-third interest in such shares and the stock purchase warrants issued in the acquisition. In light of the dispute which has arisen over the ownership of these shares and warrants, the Company is unable to state the beneficial ownership of such shares and warrants. If Ensign's position is upheld by the New York courts and it is awarded one-third of these securities, to the best of the Company's knowledge, the ownership, including shares underlying the stock purchase warrants, would be as follows:



                                                     Amount and Nature of            Percent
                                                     Beneficial Ownership            of Class
                                                     --------------------            --------
         Ensign Financial Group Limited, NY, NY              800,000                    7.0%
         William D. Forster, New York, NY                    696,666(4)                 6.0%
         BSR Investments, Inc., Paris, France                630,000                    5.4%



(4) Includes 33,333 shares and 33,333 shares issuable upon exercise of common stock purchase warrants held by Gail Forster, Mr. William D. Forster's mother. Mr Forster disclaims any beneficial interest in such shares.
(5) Includes shares subject to warrants issued to the representatives of the underwriters in the Unit offering conducted by the Company in October 1993. A portion of such warrants may have been assigned to various employees of these firms and may no longer be beneficially owned by such firms.
(6) Includes 97,500 shares issuable upon exercise of warrants held directly by Mr. Titus and 20,000 shares issuable upon exercise of warrants held by TNC Incorporated, which is wholly-owned by Mr. Titus.
(7) Includes 97,500 shares issuable upon exercise of warrants held directly by Mr. Wagner and 20,000 shares issuable upon exercise of warrants held by Wagner Investments Management, Inc., which is wholly-owned by Mr. Wagner.
(8) Includes 12,000 shares held directly by Mr. Feiner's wife as to which he disclaims beneficial ownership.

                                 LEGAL MATTERS

         Certain legal matters in connection with this Prospectus and the registration of the Common Stock have been passed upon for the Company by Reish & Luftman, Los Angeles, California.

                                    EXPERTS


         The financial statements of the Company as of and for the years ended December 31, 1993 and 1994 and for each of the years in the three year period ended December 31, 1994, and the statements of revenues and direct operating expenses of the oil and gas property interests acquired from PetroFina S.A. for each of the years in the three-year period ended December 31, 1994, have been incorporated herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.


         The information incorporated herein by reference with respect to net proved oil and gas reserves of the Company at December 31, 1993 and 1994, was estimated by Huddleston & Co., Inc., independent petroleum engineers, and at December 31, 1992, 1993 and 1994, was estimated by Sherwin D. Yoelin, petroleum engineer, and is incorporated herein on the authority of such engineers as experts in petroleum engineering.

========================================

TABLE OF CONTENTS




                                  PAGE
Cover Page                          1

Additional Information              2

Incorporation of Information
  by Reference                      2

The Company                         3

Risk Factors                        4

Use of Proceeds                     8

Plan of Distribution                8

Legal Matters                      11

Experts                            11



========================================

                    ========================================






                                5,511,195 SHARES


                                  COMMON STOCK
                                ($.01 PAR VALUE)





                               FORTUNE PETROLEUM
                                  CORPORATION

                                  ------------

                              P R O S P E C T U S

                                  ------------




                                _________, 1996




                    ========================================

                                    PART II



                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The Registrant estimates that expenses in connection with the offering described in the Registration Statement will be as follows:


         Securities and Exchange Commission Registration Fee  . . . . . .    $ 7,127
         Accountants' Fees and Expenses . . . . . . . . . . . . . . . . .    $ 3,000
         Legal Fees and Expenses. . . . . . . . . . . . . . . . . . . . .    $ 4,000
         Printing and Miscellaneous . . . . . . . . . . . . . . . . . . .    $ 3,873
         Stock Transfer Agent Charges . . . . . . . . . . . . . . . . . .    $ 1,000
                                                                             -------

         TOTAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $19,000


ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law permits the indemnification of officers, directors, employees and agents of Delaware corporations. The Certificate of Incorporation and Bylaws of the Company provide that the corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware as it may be amended from time to time, indemnify and hold harmless each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person whom he or she is a legal representative, is or was a director or officer of the Company or is or was serving at the request of the Company as director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity or in any other capacity while serving as a director, officer, employee or agent, against all costs, charges, expenses, liabilities and losses (including attorney's fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

ITEM 16.         EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


Number        Description                                                                             Page
------        -----------                                                                             ----
  5.1         Opinion of Reish & Luftman regarding legality of securities (previously filed)

 24.1         Consent of Reish & Luftman (included in Exhibit 5.1)

 24.2         Consents of KPMG Peat Marwick LLP (filed herewith).                                     21

 24.3         Consent of Huddleston (filed herewith).                                                 23

 24.4         Consent of Sherwin Yoelin (filed herewith).                                             24

 25.1         Power of Attorney (included in the signature page of this Registration Statement)

ITEM 17.         UNDERTAKINGS

The undersigned registrant hereby undertakes:

    (1) To file during any period in which offers or sales are being made, a post effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

    Provided however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4)  (b)     The undersigned registrant hereby undertakes that, for
purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.




    (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person of the registrant in the successful defense of any action, suit of proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Pre-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Agoura Hills, State of California, on December 29, 1995.


                                    FORTUNE PETROLEUM CORPORATION


                                    By: s/
                                        -------------------------------------
                                        Tyrone J. Fairbanks, President, Chief
                                        Executive and Chief Financial Officer




    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following person in the capacities and on the dates indicated.


Signature                                  Title                                                      Date
---------                                  -----                                                      ----
                                           Chairman of the Board                               December __, 1995
---------------------------------------    and Director
Charles A. Champion


 s/                                        President, Chief Financial and Chief                December 29, 1995
---------------------------------------    Accounting Officer, and Director
Tyrone J. Fairbanks


 s/                                        Secretary and Director                              December 29, 1995
---------------------------------------
Dean W. Drulias


 s/                                        Director                                            December 29, 1995
---------------------------------------
Graham S. Folsom


 s/                                   *    Director                                            December 29, 1995
--------------------------------------
Barry Feiner


                                           Director                                            December __, 1995
--------------------------------------
Gary Gelman


 s/                                        Director                                            December 29, 1995
--------------------------------------
William T. Walker, Jr.


 s/                                   *    Director                                            December 29, 1995
--------------------------------------
Charif Souki

 s/                                   *    Director                                  December 29, 1995
--------------------------------------
William D. Forster


*By s/
   -------------------------------------
   Tyrone J. Fairbanks, Attorney-in-fact